EXHIBIT 99.77I

THE SPECTRA FUNDS

Certificate of Amendment
of the
Declaration of Trust

The undersigned, being the duly elected and acting Secretary of The Spectra Funds, a trust with transferable shares established under Massachusetts law of the type commonly called a Massachusetts business trust (the “Trust”), DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of the Amended and Restated Declaration of Trust dated February 18, 1997 of the Trust (the “Declaration of Trust”), and pursuant to the affirmative vote of a Majority of the Trustees at a meeting duly called and held on May 13, 2008, effective September 24, 2008:

(a)           Section 1.1 of the Declaration of Trust, is hereby amended by this Certificate of Amendment to read in its entirety as follows:

“SECTION 1.1.  Name.  The name of the Trust shall be The Alger Funds II; and.”

(b)           The names of the Portfolios established by Section 6.2 of the Declaration of Trust and by the Certificates of Designation dated January 4, 2007 and September 19, 2007, are hereby amended to be as follows:

Alger Spectra Fund
Alger Green Fund
Alger Technology Fund
Alger Analyst Fund
Alger International Opportunities Fund

The Trustees further direct that, upon the execution of this Certificate of Amendment, the Trust take all necessary action to file a copy of this Certificate of Amendment with the Secretary of State of The Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set his hand and seal this third day of September, 2008.

Hal Liebes
Secretary

ACKNOWLEDGEMENT

State of New York	)
) : ss
County of New York	)	September 3, 2008

Then personally appeared the above named Hal Liebes and acknowledged the foregoing instrument to be his free act and deed.

Before me,

Notary Public
My Commission Expires: __________